Exhibit 10.44

                    ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement ("Agreement") entered into as of June 12th, 1997 ("Effective Date") between ijob, Inc. ("ijob"), an Oklahoma corporation whose principal place of business is 13800 Benson Road, Edmond, OK 73013 and HT Technologies, Inc. ("HT"), an Oklahoma corporation whose principal place of business is 2801 E. Memorial Road, Edmond, Oklahoma 73013; David Mitchell, an individual whose business address is 2801 E. Memorial Road, Edmond, Oklahoma 73013 ("Mitchell"); and Ron Beasley, an individual whose business address is 2801 E. Memorial Road, Edmond, Oklahoma 73013("Beasley").

     WHEREAS,  HT   has developed certain software  and  software
related processes relating to the testing, identification and/or referral of individuals seeking employment ("Software"); and

     WHEREAS, ijob desires to acquire all of HT's interest in and to said Software; and

     WHEREAS, Mitchell and Beasley are the sole shareholders of HT and Mitchell has executed an employment agreement ("Employment
Agreement") with ijob of even date herewith; and

     WHEREAS, ijob, agrees to license back to HT certain rights in the assets being purchased pursuant to this Agreement.

     WHEREUPON, in consideration of the above premises and the mutual agreements, representations and warranties set forth in this Agreement, the parties agree as follows:

     1. Sale of Assets. HT, Mitchell and Beasley agree to sell and transfer to ijob, and ijob agrees to purchase from HT, Mitchell and Beasley at the Closing (as hereinafter identified in this section 1),all of HT's right, title and interest in and to the assets identified on Exhibit A hereto ("Assets") free and clear of any pledge, lien, option, security interest, mortgage claim, charge or other encumbrance of any kind whatsoever except as provided in Sections 3.4 and 3.5 hereof. Notwithstanding anything to the contrary herein, it is agreed and understood that HT's expatriate selection and testing program known as "ipatriot" is not included in the Assets being sold to ijob by HT. Also, notwithstanding anything to the contrary in this Agreement, it is also agreed and understood that ijob is not assuming any of HT's financial or other obligations whatsoever, including without limiting the generality of the foregoing, any financial or other obligations under the license agreements or other agreements listed on Exhibit C hereto. The closing of such sale shall take place at the offices of ijob on or before the 15th day of June, 1997 ("Closing").

     2. Purchase Price. The consideration for the purchase of said Assets shall be comprised of the following:

     2.1  One Hundred ($100.00) Dollars paid at Closing to HT.

     2.2 The issuance by Applied Intelligence Group, Inc. ("AIG") of thirty-eight thousand (38,000) stock options to Mitchell and twelve thousand (12,000) stock warrants to Beasley in AIG common stock with a price of $3.50 per share. Such stock options and warrants shall be fully vested as of the Effective Date of this Agreement but shall be forfeited to the extent that they are not exercised within two (2) years of the Effective Date of this Agreement.

     2.3 Subject to the terms of subsections 2.3.1 and 2.3.2 hereof, the payment by ijob to HT of (i) fifty percent (50%) of the Distributable Earnings of ijob, (ii) fifty percent (50%) of the Distributable Proceeds from the sale of ijob assets and (iii) fifty percent (50%) of any Distributable Gross Royalties received by ijob from the sale or other transfer of ijob assets (hereinafter collectively referred to as "Distributable Amounts"). For purposes of this Agreement, what constitutes such Distributable Amounts shall be determined from time to time by a majority vote of the then current Board of Directors of ijob. The other fifty percent (50%) of said Distributable Amounts shall be distributed to AIG, which is an intended beneficiary of this Agreement.

          2.3.1      Notwithstanding anything to the contrary  in
          section 2.3 hereof but subject to the terms of subsection 2.3.2 hereof, it is agreed and understood that the Board of Directors of ijob shall have the power and authority upon a majority vote to grant key ijob employees a share in any or all of said Distributable Amounts as ijob's Board deems appropriate; provided however and notwithstanding anything to the contrary in this subsection 2.3.1, any such share(s) granted to other parties shall equally reduce the amounts otherwise payable to HT and AIG from said Distributable Amounts.

          2.3.2      Notwithstanding anything to the contrary  in
          section 2.3 hereof or any subsection thereof, upon the sale of all of the stock or of substantially all of the assets of ijob, neither HT nor AIG nor any other person who has been given a share(s) in said Distributable Amounts shall have any further right to any share therein except as may be reserved in such sale.

     2.4 The granting of a license from ijob to HT to use certain of the Assets subject to the terms and conditions of said License. It is agreed and understood that although ijob is acquiring said Assets, ijob is not assuming any of HT's obligations under the licenses or other agreements identified on Exhibit C hereto. The License shall be in substantially the form set forth in Exhibit B hereto.

     2.5 It is agreed and understood that AIG shall have the right in its sole and absolute discretion to sell any stock it holds in ijob. Provided, however, and notwithstanding anything to the contrary herein, HT shall have a right of first refusal to match any bona fide offer(s) from any third party or parties, accepted by AIG, to purchase all or any of the stock of ijob. Such right of first refusal shall be on the same terms and conditions as are set forth in any such bona fide offer(s) which may be accepted by AIG; provided however, HT must notify AIG in writing within thirty (30) days of receipt of notice from AIG that AIG either has or will accept any such bona fide offer that HT will exercise this right of first refusal and agrees to meet the terms of such bona fide offer. If AIG receives such notice that HT will exercise its right of first refusal, AIG agrees to sell to HT on such terms and conditions. If AIG has not received such notice from HT within such thirty (30) day period, HT's right of first refusal as to that bona fide offer is null and void and of no further force and effect. In the event that HT does not exercise its right of first refusal, and AIG proceeds with such sale, HT shall share in the net sales proceeds ("Net Sales Proceeds") from such sale in an amount equal to the amount it would have been entitled to receive as Distributable Proceeds from the sale of ijob assets pursuant to either Section 2.3 or 2.3.1 of this Agreement, as the case may be.

     2.6 It is agreed and understood that HT shall have the right, in its sole and absolute discretion, to transfer its rights to receive Distributable Amounts under this Agreement. Provided, however, and notwithstanding anything to the contrary herein, AIG shall have a right of first refusal to match any bona fide offer(s) from any third party, accepted by HT, to acquire HT=s rights to any such Distributable Amounts. Such right of first refusal shall be on the same terms and conditions as are set forth in such bona fide offer(s) which may be accepted by HT; provided however, AIG must notify HT in writing within thirty
(30) days of receipt of notice from HT that HT either has or will accept any such bona fide offer that AIG will exercise this right of first refusal and agrees to meet the terms of such bona fide offer. If HT receives such notice that AIG will exercise its right of first refusal, HT agrees to sell to AIG on such terms and conditions. If HT has not received such notice from AIG within such thirty (30) day period, AIG's right of first refusal as to that bona fide offer is null and void and of no further force and effect.

     3.    Representations  and Warranties of  HT,  Mitchell  and
Beasley.   HT,  Mitchell  and  Beasley  covenant,  represent  and
warrant as follows:

     3.1 HT is a corporation duly organized and validly existing and in good standing under the laws of the State of Oklahoma and its sole shareholders are Mitchell and Beasley.

     3.2 HT has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other corporate proceedings on the part of HT are necessary to authorize the Agreement or to consummate the transaction so contemplated.

     3.3 Neither the execution and delivery by HT of this Agreement, nor the consummation of the transactions contemplated hereby will result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement, contract, or other instrument or obligation to which HT is a party or by which HT or any of the Assets may be bound; or violate any order, writ, injunction, decree, statute, rule or regulation applicable to HT or any of the Assets.

     3.4   Except  for any claims by AIG, Mastermind  Technology,
Inc. and/or Kerry Master in or to any of the Assets, such Assets or any portion thereof are not subject to any license or other rights of any third party.

     3.5 Except for any claims by AIG, Mastermind Technology, Inc. and/or Kerry Master in or to the Assets, and except to the extent that HT has granted licenses in or to said Assets in any of the licenses identified on Exhibit C to this Agreement, HT, Mitchell and Beasley have not mortgaged, pledged or subjected any of said Assets to any lien, charge, security interest or any other encumbrance or sold, assigned, transferred or granted any rights or options of any kind or nature in the Assets or agreed to do so.

     3.6 Other than as contained in the Assets sold to ijob pursuant to this Agreement, there are no patents, patents pending, trademarks, trade names, service marks, copyright registrations or applications therefor, owned, licensed or used by or registered in the name of HT or other persons which apply to the business. To the extent that any such rights exist, HT, Mitchell and Beasley specifically agree to assign such unreserved rights to ijob, so long as such rights relate to any of said Assets.

     3.7 There are no actions, suits, notices, proceedings, orders, arbitrations or investigations (whether HT is plaintiff, defendant, claimant or subject) pending or, to the best knowledge of HT and the Shareholders, threatened against or affecting the Assets, at law or equity, or before or by any federal, state, municipal or other governmental departments, commission, board, bureau, agency or instrumentality, domestic or foreign, (and to the best knowledge of HT and its Shareholders, there exists no set of facts which would give rise to any of the foregoing).

     3.8 The consummation of the transactions contemplated by this Agreement will not violate, or require compliance with, the bulk sale or bulk transfer law of any jurisdiction.

     3.9 That neither of them have dealt with any person, firm or corporation who is or may be entitled to a broker's commission, finder's fee or similar payment from the other party for arranging the transactions contemplated herein or introducing the parties to each other.

     3.10 The persons signing below on behalf of the respective parties represent and warrant that they have the authority to bind the party on whose behalf they have executed this Agreement.

     3.11 In the event that the Closing does not take place contemporaneously with the execution of this Agreement, all of the covenants, warranties and representations set forth in this section 3 or elsewhere in this Agreement shall also be true as of the Closing and HT, Mitchell and Beasley shall give ijob a written statement to that effect at Closing.

     4. Transfer of Documents; Further Assurances. At Closing, HT will transfer and deliver to ijob all of its right, title and interest in and to the Assets, and will also then deliver to ijob all such assignments, bills of sale and instruments of conveyance, in form and substance reasonably satisfactory to ijob, and transfer as shall be necessary and effective to transfer to and vest in ijob good and valid title to all of said Assets. At the request of ijob after the Closing, HT will execute and deliver any further instruments of conveyance and transfer or confirmation thereof and will take such other action as may reasonably be requested by ijob in order to make effective and to transfer the Assets contemplated by this Agreement.

     5.   Indemnification.

     5.1 By HT, Mitchell and/or Beasley. HT, Mitchell and Beasley jointly and individually agree to indemnify, defend, and hold ijob harmless from and against and in respect to any and all damages, losses, deficiencies, liabilities, out-of-pocket costs, attorney fees and expenses, claims, actions, suits or other proceedings resulting from, related to or arising out of (i) any breach of any covenant, warranty or representation of HT, Mitchell and/or Beasley in this Agreement, (ii) any misrepresentation in or omission from any schedule, certificate or other document furnished or to be furnished to ijob under this Agreement and (iii) any breach by HT, Mitchell or Beasley of any of their obligations or duties under the licenses or other agreements identified on Exhibit C hereto or under any other agreements otherwise executed or otherwise entered into by HT, Mitchell or Beasley.

     5.2 By ijob. ijob agrees to indemnify, defend, and hold HT, Mitchell and Beasley harmless from and against and in respect to any and all damages, losses, deficiencies, liabilities, out-of-pocket costs, attorney fees and expenses, claims, actions, suits or other proceedings resulting from, related to or arising out of the operations of ijob after Closing except to the extent that the same may be covered by or relate to or arise out of the provisions of Section 5.1 hereof and/or the obligations of HT, Mitchell and/or Beasley thereunder.

     6. Non-Competition; Confidentiality; Non-Solicitation. In order to induce ijob to enter into this Agreement and the transactions contemplated hereby, HT, Mitchell and Beasley agree as follows:

     6.1 Non-Competition. HT, Mitchell and Beasley agree that for so long as HT is eligible to receive any Distributable Amounts from ijob pursuant to Section 2.3 hereof or any subsection(s) thereof and for a period of two (2) years subsequent thereto, none of them will compete directly or indirectly (whether as proprietor, partner, principal, stockholder, agent, consultant, adviser, employee or otherwise) with the activities of ijob or solicit existing customers of ijob. The restrictions on Mitchell set forth in this section 6.1 are in addition to, and not in lieu of, any restrictions placed upon him in said Employment Agreement.

     6.2 Confidentiality Agreement. HT, Mitchell and Beasley agree to hold all business information and data of ijob as the confidential and proprietary property of ijob. Moreover, except to the extent set forth in the license agreement issued pursuant to Section 2.4 hereof, they and each of them agree that they will not make any voluntary or independent use of any confidential, trade secret, trademark, copyrightable, patented or patentable, or other proprietary business information of ijob, including, but not limited to, customer lists, computer programs, databases, pricing formulae, designs, research files, or any other related information or attempt to procure any rights adverse to ijob in any intellectual property as listed herein.

     7.    Entire  Agreement.   This  Agreement  constitutes  the
entire agreement between the parties hereto concerning the subject matter thereof. No prior or contemporaneous representations, inducements, promises, or agreements, oral or otherwise, between the parties with reference thereto shall be of any force or effect.

     8.    Modification.   This Agreement may  not  be  modified,
waived, amended, in whole or in part, without the written consent of each of the parties hereto.

     9. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or its breach, or its validity or interpretation, except claims for injunctive relief and claims involving necessary third parties who refuse to participate, shall be settled by binding arbitration in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association ("AAA"). The location for the arbitration shall be in Oklahoma County, Oklahoma. Such arbitration shall be heard and determined by a panel of three (3) arbitrators in accordance with the then current rules or regulations of the AAA relating to commercial disputes. One arbitrator shall be appointed by each party to serve on the panel. One neutral arbitrator shall be appointed by the AAA and shall serve as chair-person of the three arbitrator panel. Such neutral arbitrator shall be an attorney with experience in handling disputes relating to commercial and/or corporate litigation disputes. The arbitration award shall be binding on the parties and may be enforced in any court of competent jurisdiction. The prevailing party in such arbitration shall be entitled to recover its reasonable attorney fees and costs incurred in such arbitration proceeding.

     10. Binding. This Agreement is binding on, and inures to the benefit of ijob, HT, Mitchell, Beasley and their respective heirs, successors and assigns to the extent permitted by said
Agreement.

     11. Captions. The captions of the various sections or paragraphs used in said Agreement are for convenience only, and they are not intended to be any part of the body or text of said Agreement, nor shall they be utilized in construing any of the provisions thereof.

     12. Attorney Fees. In the event that litigation is instituted between the parties in connection with any controversy or dispute arising out of or relating to said Agreement, the prevailing party in such litigation shall be entitled to recover its reasonable attorney fees and costs.

     13. Severability. If any provision of said Agreement shall be deemed invalid or unenforceable, the remaining provisions of said Agreement shall not be affected thereby and each remaining provision shall be valid and enforceable to the fullest extent permitted by law.

     14. Nonwaiver. Any waiver by a party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of that provision itself or a waiver of any other right(s) under this Agreement.

     15. Notice. All communications and notices provided for or permitted in this Agreement shall be made in writing and shall be personally delivered, mailed by certified mail, postage prepaid, or sent by overnight courier to the party at its address first specified above or to such other address as either party shall have communicated by written notice to the other.

     16. Survival. Unless otherwise specified all of the terms of this Agreement shall survive the Closing .

ijob, INC.                         HUMAN TECHNOLOGIES, INC.


By:  /s/  Robert Baker             By:  /s/ David C. Mitchell

Name:  Robert Baker                Name:  David C. Mitchell

Its: Vice President                Its:   President

Date:  June 12, 1997                    Date: June 12, 1997


/s/  Ron Beasley                        /s/  David C. Mitchell
RON BEASLEY                             DAVID MITCHELL

June 12, 1997                           June 12, 1997
Date                                    Date


Applied Intelligence Group, Inc. (consenting and agreeing only as to the terms of this Asset Purchase Agreement applicable to Applied Intelligence Group, Inc. and in this regard AIG warrants that it is a corporation in good standing under the laws of the state of Oklahoma. )



By:  /s/  Robert L. Barcum

Its: President